Exhibit 5.1

[Letterhead of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP]

August 22, 2017

Entegra Financial Corp.
14 One Center Court
Franklin, North Carolina 28734

Re: Registration Statement on Form S-4 filed by Entegra Financial Corp.

Ladies and Gentlemen:

We have acted as counsel to Entegra Financial Corp., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 409,528 shares of common stock, no par value per share (the “Shares”), that may be issued by the Company in connection with the contemplated merger (the “Merger”) of Chattahoochee Bank of Georgia (“Chattahoochee”), with and into the Company’s wholly-owned subsidiary, Entegra Bank, pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 26, 2017, by and between the Company, Entegra Bank and Chattahoochee, as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement.

In providing the opinion set forth below, we have reviewed resolutions of the Board of Directors of the Company approving the Merger and the issuance of the Shares and originals, or copies of originals certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed appropriate in connection with the opinion set forth below.  In providing the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and correct, (iv) all documents submitted to us as copies are true and complete copies of originals thereof and (v) each natural person signing any document reviewed by us had the legal capacity to do so at the time of signing.  As to all factual matters material to this letter, we have also relied upon certificates or comparable documents of public officials and officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has been declared effective by the Commission and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be legally issued, fully paid and nonassessable.

Our opinion is limited to matters of North Carolina law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Our opinion is provided as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent (i) to be named in the Registration Statement and in the Proxy Statement/Prospectus contained therein under the heading “Legal Matters” as attorneys who passed upon the validity of the Shares and (ii) to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP